UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2013, American International Group, Inc. (“AIG”) and AIG Capital Corporation (“Seller”), a wholly-owned direct subsidiary of AIG, entered into a definitive agreement (the “AerCap Share Purchase Agreement”) with AerCap Holdings N.V. (“AerCap”) and AerCap Ireland Limited (“Purchaser”), a wholly-owned subsidiary of AerCap, for the sale of 100% of the common stock of International Lease Finance Corporation (“ILFC”) by Seller to Purchaser for $3.0 billion in cash, a portion of which will be funded by a special dividend of $600.0 million to be paid by ILFC to AIG upon consummation of the Transaction, and 97,560,976 shares of AerCap common stock (the “Transaction”). Based on AerCap’s closing price per share of $24.93 on December 13, 2013, the total value of the consideration was approximately $5.4 billion. Upon completion of the Transaction, AIG will hold approximately 46% of the common stock of AerCap.

The consummation of the Transaction is subject to the satisfaction or waiver of certain customary and other closing conditions, including receipt of approvals or non-disapprovals from certain regulatory bodies, including, among others, CFIUS and other anti-trust and regulatory agencies and the approval of the Transaction by AerCap shareholders. There is no financing condition for the Transaction.

In addition to other customary termination events, the AerCap Share Purchase Agreement allows termination by (i) AIG, Seller or Purchaser if the closing of the Transaction has not occurred on or before September 16, 2014 (the “Long-Stop Date”), subject to an extension to December 16, 2014 for the receipt of certain approvals, (ii) AIG, Seller or Purchaser in the event that approvals or non-disapprovals from certain regulatory bodies have not been obtained by the Long-Stop Date (as extended), (iii) AIG or Seller, if the AerCap shareholders fail to approve the Transaction, (iv) AIG or Seller, if the AerCap board of directors withdraws or adversely modifies its approval of the Transaction, or (v) AIG or Seller if all conditions are satisfied, AIG and Seller are prepared to close but Purchaser fails to close the Transaction as required.

AerCap has agreed to pay a $100.0 million fee to AIG in the event the AerCap Share Purchase Agreement has been terminated because (i) AerCap has failed to consummate the Transaction within ten business days following the date on which the last of the closing conditions has been satisfied or waived, (ii) the AerCap board of directors has withdrawn or adversely modified its approval of the Transaction or (iii) the AerCap shareholders have failed to approve the Transaction when another acquisition proposal is publicly known and within 12 months of the termination of the Transaction, AerCap consummates an acquisition that would result in any person or group owning more than 50% of the outstanding shares of AerCap common stock. The parties’ liability for breach of warranty generally terminates at closing, with the exception of actual fraud and certain indemnifiable warranties, including a warranty as to the information contained in certain filings with the Securities and Exchange Commission (the “SEC”) and the warranties relating to fundamental matters.

In connection with the AerCap Share Purchase Agreement, AIG, AerCap, Purchaser, AerCap Ireland Capital Limited (“AerCap Ireland”) and certain subsidiaries of AerCap, as guarantors, entered into a credit agreement (the “Revolving Credit Agreement”) for a senior unsecured revolving credit facility between AerCap Ireland, as borrower, and AIG, as lender and administrative agent (the “Revolving Credit Facility”). The Revolving Credit Facility provides for an aggregate commitment of $1,000,000,000 and permits loans for general corporate purposes. Drawings under the Revolving Credit Facility will become available upon the closing of the Transaction. The proceeds of the Revolving Credit Facility will not be used to finance the purchase price of ILFC, or to retire, repurchase, or refinance any indebtedness in connection with the Purchaser’s purchase of ILFC. Amounts borrowed and repaid under the Revolving Credit Facility may be reborrowed up until maturity.

The Revolving Credit Facility is senior unsecured debt of AerCap Ireland and the various guarantors and will rank pari passu with AerCap Ireland’s and such guarantors’ other unsecured obligations. The Revolving Credit Facility will be guaranteed by AerCap and certain of its subsidiaries, including, after completion of the Transaction, ILFC.

The Revolving Credit Facility contains (i) customary representations and warranties, which are made at closing and at each subsequent borrowing, (ii) customary affirmative and negative covenants with respect to liens, indebtedness, compliance, taxes, payments, and use of proceeds, (iii) certain financial maintenance covenants, including debt to equity ratio, interest coverage ratio, and unencumbered assets ratio and (iv) customary events of default, including a cross-default. The negative covenants are subject to customary and other specified exceptions. The Revolving Credit Facility will mature five years from the date of the consummation of the Transaction.

Simultaneously with the consummation of the Transaction, the parties will enter into a shareholders’ agreement (the “Shareholders’ Agreement”), a registration rights agreement (the “Registration Rights Agreement”), a financial reporting and compliance agreement (the “Compliance Agreement”), and simultaneously with the signing of the Transaction, AerCap’s largest shareholder, Waha Capital, has entered into a voting agreement (the “Voting Agreement”) pursuant to which Waha Capital has agreed to vote in favor of the Transaction.

Pursuant to the Shareholders’ Agreement, AIG will have the right to nominate two board members of AerCap so long as AIG beneficially owns at least 10% of AerCap common stock, or one board member so long as AIG beneficially owns less than 10% of AerCap common stock but at least one share of AerCap common stock. Except with respect to certain significant transactions of AerCap, AIG may only vote 24.9% of AerCap’s voting shares and abstain with respect to the remainder. Until 6 months after AIG holds less than 10% of AerCap, AIG may not acquire securities of AerCap beyond a total ownership of 20% of AerCap, acquire any of the assets or business of AerCap, participate in any tender offer involving AerCap, or seek control of or influence AerCap’s board or management. AIG is precluded from selling a portion of its AerCap shares for the first 15 months after the consummation of the Transaction: (i) none of its shares may be sold during the first nine months; (ii) 1/3 of its shares may be transferred after 9 months; (iii) 2/3 of its shares may be transferred after 12 months; and (iv) all of its shares may be transferred after 15 months. AIG may not sell in excess of 9.9% of AerCap’s common stock to any single buyer or group.

Under the Registration Rights Agreement, AIG will have demand rights providing for the sale or distribution of its AerCap common stock in SEC registered offerings after the expiry of the initial lock-up period. AIG will have customary piggyback registration rights.

Pursuant to the Compliance Agreement, AerCap will adopt certain compliance policies and procedures and has agreed to provide AIG and its supervisory authorities with certain information and access rights.

The description of the AerCap Share Purchase Agreement, the Revolving Credit Agreement, the Shareholders’ Agreement, the Registration Rights Agreement, and the Compliance Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the AerCap Share Purchase Agreement and the Revolving Credit Agreement, which are attached to this Current Report on Form 8-K as Exhibit 2.1 and Exhibit 10.1 and incorporated in their entirety into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On December 9, 2012, AIG and Seller entered into a definitive agreement (the “Jumbo Share Purchase Agreement”) with Jumbo Acquisition Limited for the sale of up to 90% of the common stock of ILFC (such transaction, the “Jumbo Transaction”). On June 15, 2013, the parties entered into an amendment (the “Amendment”) to, among other things, extend to July 31, 2013 the date on which AIG or Seller may terminate the Jumbo Share Purchase Agreement if the closing of the Jumbo Transaction had not yet occurred by July 31, 2013.

The closing of the Jumbo Transaction did not occur on July 31, 2013. In accordance with their rights under the Jumbo Share Purchase Agreement and the Amendment, on December 16, 2013, prior to entering into the AerCap Share Purchase Agreement, AIG and Seller exercised their rights to terminate the Jumbo Share Purchase Agreement. AIG previously filed the Jumbo Share Purchase Agreement as Exhibit 2.1 to its Current Report on Form 8-K filed on December 10, 2012, Amendment No. 1 as Exhibit 2.1 to its Current Report on Form 8-K filed on May 13, 2013, and Amendment No. 2 as Exhibit 2.1 to its Current Report on Form 8-K filed on June 17, 2013.

Section 8 — Other Events

Item 8.01. Other Events.

On December 16, 2013, AIG issued a press release announcing the signing of the AerCap Share Purchase Agreement and the termination of the Jumbo Share Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

2.1	AerCap Share Purchase Agreement, dated as of December 16, 2013 by and among AIG Capital Corporation, American International Group, Inc., AerCap Holdings N.V., and AerCap Ireland Limited.

10.1	Revolving Credit Agreement, dated as of December 16, 2013 by and among American International Group, Inc., AerCap Ireland Capital Limited, AerCap Holdings N.V., AerCap Ireland Limited and certain subsidiaries of AerCap Holdings N.V., as guarantors.

99.1	Press release of American International Group, Inc., dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 16, 2013	By:	/s/ James J. Killerlane III
		Name:	James J. Killerlane III
		Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	AerCap Share Purchase Agreement, dated as of December 16, 2013 by and among AIG Capital Corporation, American International Group, Inc., AerCap Holdings N.V., and AerCap Ireland Limited.

10.1	Revolving Credit Agreement, dated as of December 16, 2013 by and among American International Group, Inc., AerCap Ireland Capital Limited, AerCap Holdings N.V., AerCap Ireland Limited and certain subsidiaries of AerCap Holdings N.V., as guarantors.

99.1	Press release of American International Group, Inc., dated December 16, 2013.